Filed pursuant to Rule 433 Registration Statement No. 333-180300-03 FINANCIAL PRODUCTS FACT SHEET (T194)

Offering Period: January 31, 2013 – February 27, 2013

4-year Accelerated Return Securities Linked to an Equally Weighed Basket Consisting of the iShares® MSCI EAFE® Index Fund and the iShares® MSCI Emerging Markets Index Fund

Return Profile

•	4-year Accelerated Return Securities linked to the performance of an equally weighted basket consisting of the iShares® MSCI EAFE® Index Fund and the iShares® MSCI Emerging Markets Index Fund.
•	If the Final Basket Level is greater than the Initial Basket Level, investors will be entitled to benefit from an Upside Participation Rate, expected to be between [130% -135%] (to be determined on the Trade Date), uncapped.
•	If the Final Basket Level is less than the Initial Basket Level and a Knock-In Event occurs, investors will lose up to 100% of their investment.
•	Any payment on the securities in subject to our ability to pay our obligations as they become due.

Key Terms

Issuer:	Credit Suisse AG ("Credit Suisse"), Nassau Branch.
Trade Date:	Expected to be February 28, 2013.
Settlement Date:	Expected to be March 5, 2013.
Basket:	The iShares® MSCI EAFE® Index Fund and the iShares® MSCI Emerging Markets Index Fund (equally weighted) (each a “Basket Component,” and together, the “Basket Components”).
Knock-In Level:	Expected to be approximately 70.0% of the Initial Basket Level (to be determined on the Trade Date).
Knock-In Event:	A Knock-In Event occurs if the Final Basket Level is equal to or less than its Knock-In Level.
Initial Basket Level:	Set equal to 100 on the Trade Date.
Final Basket Level:

The level of the Basket on the Valuation Date, calculated as follows:

100 × [1 + (iShares® MSCI EAFE® Index Fund Return × 50%) + (iShares® MSCI Emerging Markets Index Fund Index Return × 50%) ]
The “iShares® MSCI EAFE® Index Fund Return” and the “iShares® MSCI Emerging Markets Index Fund Index Return” are the respective Component Returns for each Basket Component.

Component Return:	For each Basket Component, calculated as follows: (Final Level – Initial Level) / Initial Level
Initial Level:	For each Basket Component, the closing level of such Basket Component on the Trade Date.
Final Level:	For each Basket Component, the closing level of such Basket Component on the Final Valuation Date.
Upside Participation Rate	Expected to be between [130-135]% (to be determined on the Trade Date).
Basket Return:

The Basket Return is expressed as a percentage and is calculated as follows:

•     If the Final Basket Level is equal to or greater than the Initial Basket Level, the Basket Return will equal: Upside Participation Rate x [(Final Basket Level – Initial Basket Level) / Initial Basket Level]

•     If the Final Basket Level is less than the Initial Basket Level and:

  •   if a Knock-In Event occurs, the Basket Return will equal: (Final Basket Level – Initial Basket Level) / Initial Basket Level

  •   if a Knock-In Event has not occurred, the Basket Return will equal zero

Redemption Amount:	An amount in cash equal to the principal amount of the securities held multiplied by the sum of 1 plus the Basket Return, calculated as set forth above.
Valuation Date: Maturity Date:	March 1, 2017 March 6, 2017
CUSIP:	22546TW80

Benefits

•	Offers enhanced upside participation in the appreciation of the Basket.
•	Reduced downside risk due to a 30% contingent buffer.

Hypothetical Returns at Maturity

Percentage Change in Basket Level	Redemption Amount per $1,000 Principal Amount
50%	$1,662.50
40%	$1,530.00
30%	$1,397.50
20%	$1,265.00
10%	$1,132.50
0%	$1,000.00
-10%	$1000.00
-20%	$1000.00
-30%	$700.00
-40%	$600.00
-50%	$500.00

(1)	Assumes an Upside Participation Rate of 1.325 (the midpoint of the expected range) (to be determined on the Trade Date).
(2)	The hypothetical Redemption Amounts set forth above are for illustrative purposes only and may not be the actual returns applicable to the investor. The numbers appearing in the table have been rounded for ease of analysis.

Product Risks

•	Investment may result in a loss of up to 100% of principal.
•	The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.
•	The securities do not pay interest.
•	If a Knock-In Event occurs, you will lose 1% of your principal for each 1% decline in the Final Basket Level as compared to the Initial Basket Level.
•	If the Final Basket Level is less than the Initial Basket Level and a Knock-In Event occurs, the Basket Return will be negative and you will receive less than the principal amount of your securities at maturity.

(See “Additional Risk Considerations” on the next page.)

Product Summary

Horizon (years)	4 years
Principal Repayment	Principal at Risk
Investment Objective	Appreciation
Market Outlook	Bullish

FINANCIAL PRODUCTS FACT SHEET

Offering Period: January 31, 2013 – February 27, 2013

4-year Accelerated Return Securities Linked to a Basket of Underlyings

Additional Risk Considerations

•	The securities are exposed equally to risk of fluctuations in the levels of the Basket Components to the same degree for each Basket Component.
•	Anti-dilution protection is limited.
•	Prior to maturity, costs such as concessions and hedging may affect the value of the securities.
•	Liquidity – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market. For example, the creditworthiness of the Issuer, including actual or anticipated downgrades to the Issuer’s credit ratings, may be a contributing factor.
•	Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the securities including acting as calculation agent and hedging our obligations under the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary account without prior written approval of the customer.
•	As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the Basket Components.

The risks set forth in the section entitled “Product Risks” on the preceding page and this section “Additional Risk Considerations” are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Product Risks” and “Additional Risk Considerations” sections herein, the “Selected Risk Considerations” section in the pricing supplement and the “Risk Factors” section in the product supplement, which set forth risks related to an investment in the securities.

Disclaimer

IRS Circular 230 Disclosure: Credit Suisse and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with Credit Suisse of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early sales could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of Credit Suisse Research Departments. Financial Products may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. Credit Suisse and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations, issuers of the stocks comprising the applicable index, indices or fund mentioned herein. Credit Suisse is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a Credit Suisse entity qualified in their home jurisdiction unless governing law permits otherwise.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated January 31, 2013, Underlying Supplement dated November 19, 2012, Product Supplement No. T-I dated March 23, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-(800)-221-1037.

You may access the pricing supplement related to the offering summarized herein on the SEC website at: http://www.sec.gov/Archives/edgar/data/1053092/000095010313000681/dp35844_424b2-t194.htm

You may access the underlying supplement, product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.